Exhibit (10)(iii)36

AMENDMENT TO

CH ENERGY GROUP, INC.
LONG-TERM EQUITY INCENTIVE PLAN
(2006 Plan)

          The CH Energy Group, Inc. Long-Term Equity Incentive Plan (the “Plan”) is amended, effective December 31, 2007, as follows:

          1.     The introductory language to the definition of “Change in Control” contained in Section 2 of the Plan is hereby superseded and replaced in its entirety as set forth below:

                  “‘Change in Control’ means if at any time any of the following events shall have occurred (except as may be otherwise prescribed by the Board in an Evidence of Award):”

          2.     The definition of “Subsidiary” contained in Section 2 of the Plan is hereby superseded and replaced in its entirety as set forth below:

          “‘Subsidiary’ means a corporation, company or other entity which is designated by the Board and in which the Company has a direct or indirect ownership or other equity interest, provided, however, that (i) for purposes of determining whether any person may be a Participant with respect to any grant of Incentive Stock Options, the term “Subsidiary” has the meaning given to such term in Section 424 of the Code, as interpreted by the regulations thereunder and applicable law; and (ii) for purposes of determining whether any person may be a Participant with respect to any grant of Option Rights or Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).”

3. Section 12 of the Plan is hereby superseded and replaced in its entirety as set forth below:

          “12.          Adjustments. The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Performance Shares, Restricted Stock Units and share-based awards described in Section 10 of this Plan granted hereunder, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify. In no event shall any adjustment be required under this Section 12 if the Board determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding award.”

4. Section 18 of the Plan is hereby superseded and replaced in its entirety as set forth below:

          “18. Compliance with Section 409A of the Code. Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Board determines that any award granted under the Plan is subject to Section 409A of the Code, the Evidence of Award shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Evidence of Award (unless the Evidence of Award provides otherwise with specific reference to this Section), an award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant or any other person for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.”

5.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

CH ENERGY GROUP, INC.

By: /s/ Steven V. Lant

Steven V. Lant, Chairman, President and
Chief Executive Officer of
CH Energy Group, Inc.